Exhibit 99.1

Oxygen Biotherapeutics Prices Public Offering
with Gross Proceeds of $5.4 million

MORRISVILLE, NC, July 22, 2013 – Oxygen Biotherapeutics, Inc. (NASDAQ: OXBT) today announced the pricing of a public offering and the entry into definitive agreements with investors for the sale of securities with gross proceeds to the Company of approximately $5.4 million.  Under the terms of the agreements, Oxygen will issue registered shares of Series C 8% convertible preferred stock (the “Series C Stock”) with an aggregate stated value of approximately $5.4 million, which are convertible into common stock of the Company at $1.95 per share. The transaction also provides for the issuance by the Company of registered warrants, exercisable for six years, to purchase up to an aggregate of approximately 2.8 million shares of common stock of the Company with an initial exercise price of $2.60.

Oxygen plans to use the proceeds from the transaction to further its clinical trials and efforts to obtain regulatory approval of Oxycyte®, develop its product candidates, including dermatologic indications using its topical gel, support manufacturing of Oxycyte, for research and development and for general corporate purposes, including working capital and potential acquisitions. Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSEMKT: LTS), is serving as the exclusive placement agent on the transaction.

“The proceeds from this transaction, along with our continued initiatives to reduce our cash burn rate, should provide us with the liquidity necessary to fund our projected operating requirements through the remainder of our fiscal year,” said Michael B. Jebsen, Chief Financial Officer, President and Interim Chief Executive Officer of Oxygen.

The offering is expected to close on or about Tuesday, July 23, 2013, subject to the satisfaction of customary closing conditions. A more complete description of the terms and conditions of the financing will be available in the Form 8-K to be filed by the Company with the Securities and Exchange Commission (the “SEC”).

The Series C Stock accrues dividends at 8% per annum until the third anniversary of the issuance date, payable quarterly in cash, or provided certain conditions are met, in common stock at 90% of a calculated market price. If Series C Stock is converted into common stock prior to the three-year anniversary of issuance, the holder is entitled to a three-year dividend make-whole payment at the time of conversion.

The Series C Stock and warrants described above are being offered by the Company pursuant to a registration statement on Form S-1 previously filed and declared effective by the SEC.  A prospectus related to the offering will be filed with the SEC.  The securities may be offered only by means of a prospectus forming a part of the effective registration statement. Copies of the final prospectus may be obtained at the SEC's website at www.sec.gov, or by mail from Ladenburg Thalmann & Co. Inc., 4400 Biscayne Blvd., 14th Floor, Miami, Florida 33137.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of the Company's securities. No offer, solicitation, or sale will be made in any jurisdiction in which such offer, solicitation, or sale is unlawful. The terms and conditions of the transactions described in this press release are qualified in their entirety by reference to the transaction documents, which will be filed with the SEC on Form 8-K.  Forms of the transaction documents have also been filed as exhibits to the Company’s registration statement on Form S-1.

About Oxygen Biotherapeutics, Inc.
Headquartered in Morrisville, NC, Oxygen Biotherapeutics, Inc. is developing medical and cosmetic products that efficiently deliver oxygen to tissues in the body. The Company has developed a proprietary perfluorocarbon (PFC) therapeutic oxygen carrier called Oxycyte® that is currently in clinical and preclinical studies for intravenous delivery for indications such as traumatic brain injury, decompression sickness and stroke.  The company is also developing PFC-based creams and gels for topical delivery to the skin for dermatologic conditions and potentially wound care. In addition, the Company has commercialized its Dermacyte® line of skin care cosmetics for the anti-aging market, which has been sublicensed to a third-party.  See www.oxybiomed.com for more information.

Caution Regarding Forward-Looking Statements
This news release contains certain forward-looking statements by the Company that involve risks and uncertainties and reflect the Company’s judgment as of the date of this release. These statements include those regarding the closing of the financing and the Company’s anticipated liquidity position, all as described above. The forward-looking statements are subject to a number of risks and uncertainties, including those described herein and in our filings with the Securities and Exchange Commission, including in our annual report on Form 10-K filed on June 26, 2013, as well as other filings with the SEC. The Company disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

IRTH Communications
Robert Haag, 1-866-976-IRTH (4784)
oxbt@irthcommunications.com

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